FORM 8-K/A

                 SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.   20549

                           CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934


                 AMENDMENT NO. 2 TO FORM 8-K REPORT
                         DATED MARCH 7, 1994



Date of Report (Date of earliest event reported):
February 18, 1994

             THE VALSPAR CORPORATION



     Delaware            1-3011                 36-2443580

(State or other
Jurisdiction            (Commission File         (IRS Employer
of Incorporation)           Number)           Identification No.)

1101 Third Street South, Minneapolis, Minnesota     55415
(Address of Principal executive offices)         (Zip Code)



Registrant's telephone number, including area code: (612)332-7371


                           Not applicable
   (Former name or former address, if changed, since last report)






Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

       On April 4, 1994 the Board of Directors of The Valspar Corporation ("Valspar") declared a distribution (the "Distribution") payable to holders of record of Valspar's common stock, par value $.50 per share (the "Valspar Common Stock"), at the close of business on April 15, 1994 (the "Record Date"), of one (1) share of common stock, par value $.01 per share (the "McWhorter Common Stock"), together with associated preferred stock purchase rights, of McWhorter Technologies, Inc., a wholly-owned subsidiary of Valspar and a Delaware corporation ("McWhorter"), for every two (2) shares of Valspar Common Stock outstanding on the Record Date. The Distribution was effected on April 29, 1994 (the "Distribution Date"). As a result of the Distribution, 100% of the then outstanding shares of McWhorter Common Stock were distributed to Valspar stockholders, each of whom received the same percentage of McWhorter Common Stock as such stockholder held of Valspar Common Stock on the Record Date. Certificates representing shares of McWhorter Common Stock, together with associated preferred stock purchase rights, were mailed to Valspar stockholders on the Distribution Date.

       Prior to the Distribution, on February 18, 1994, McWhorter, Inc., a California corporation and a wholly-owned subsidiary of the Company, had acquired substantially all of the assets (the "Acquisition") of the Resin Products Division (the "Resin
Products Division") of Cargill, Incorporated, a Delaware corporation ("Cargill"). Immediately after the Acquisition, McWhorter, Inc. was merged into McWhorter, with the surviving Delaware corporation remaining a wholly-owned subsidiary of the Company until the Distribution Date.

       The Acquisition and the Distribution were described in the Form 8-K of Valspar dated March 7, 1994, which is amended and supplemented by this Form 8-K/A.

       For further information regarding the Distribution, reference is made to the Form S-1 Registration Statement of McWhorter (Commission File No. 33-75726), as declared effective on April 4, 1994 (the "McWhorter S-1"), under the captions "The Distribution" and "Relationship Between Valspar and McWhorter After the Distribution." These sections are included as Exhibit 99.1 to this report and incorporated by reference herein.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

       (a)  Financial Statements of Business Acquired.
                                                               Page

           Resin Products Division (a Division of Cargill,
            Incorporated)

           Report of Independent Auditors. . . . . . . . . . .    6

           Balance Sheets at January 31, 1994 (Unaudited) and at
             May 31, 1993 and 1992 . . . . . . . . . . . . . .    7

           Statements of Income for the Eight Months Ended
             January 31, 1994  and 1993 (Unaudited) and for
             each of the Three Years Ended May 31, 1993. . . .    8

           Statements of Cash Flows for the Eight Months Ended
             January 31, 1994  and 1993 (Unaudited) and for
             each of the Three Years Ended May 31, 1993. . . .    9

           Notes to Financial Statements . . . . . . . . . . .   10

      (b)  Pro Forma Financial Information . . . . . . . . . .   15

           Unaudited Pro Forma Balance Sheet,
             January 28, 1994. . . . . . . . . . . . . . . . .   16

           Unaudited Pro Forma Statement of Income for
             the Year Ended October 29, 1993 . . . . . . . . .   17

           Unaudited Pro Forma Statement of Income for
             the Three Months Ended January 28, 1994 . . . . .   18


      (c)  Exhibits.

         *10.1   Distribution Agreement

         *10.2   Environmental Matters Agreement

         *10.3   Technology License Agreement

         *10.4   Tax Sharing Agreement

         *10.5   Master Tolling Agreement

         *10.6   Sale and Purchase of Assets Agreement between
                 Cargill, Incorporated and McWhorter, Inc.
                 dated as of May 19, 1993, as subsequently modified and amended

         *10.7 Agreement Containing Consent Order executed as of September 30, 1993 by the Federal Trade
                 Commission, The Valspar Corporation and
                 McWhorter, Inc.

         *10.8   $60,000,000 Credit Agreement dated as of
                 February 1, 1994 among McWhorter, Inc.,
                 McWhorter Technologies, Inc., the Banks
                 listed therein and Wachovia Bank of
                 Georgia, N.A., as Agent

         *10.9   Lease Agreement between McWhorter Technologies,
                 Inc. and The Valspar Corporation for the lease to McWhorter of office and laboratory space in Minneapolis, Minnesota

        *10.10   Lease Agreement between McWhorter Technologies,
                 Inc. and The Valspar Corporation for the lease to Valspar of manufacturing, warehousing, laboratory and office space in Philadelphia, Pennsylvania

          23.1   Consent of KPMG Peat Marwick. . . . . . . . .   19

          99.1   Portions of the McWhorter S-1 . . . . . . . .   20

_________________________

*       Incorporated by reference to Exhibits 10.1, 10.2, 10.3,
        10.4, 10.5, 10.11, 10.12, 10.13, 10.14 and 10.15,
        respectively, to the McWhorter S-1.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Amendment No. 2 to the report on 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                THE VALSPAR CORPORATION



                                By /s/ Rolf Engh
                                Printed Name: Rolf Engh
                                Title: General Counsel and Secretary

                                Date:  May 6, 1994





                       REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cargill, Incorporated:

We have audited the accompanying balance sheets of Resin Products Division (a division of Cargill, Incorporated) as of May 31, 1993 and 1992, and the related statements of income and cash flows for each of the years in the three year period ended May 31, 1993. These financial statements are the responsiblity of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resin Products Division (a division of Cargill, Incorporated) as of May 31, 1993 and 1992, and the result of its operations and its cash flows for each of the years in the three year period ended May 31, 1993, in conformity with generally accepted accounting principles.
                                                             KPMG PEAT MARWICK

Minneapolis, Minnesota
November 12, 1993



                           RESIN PRODUCTS DIVISION
                    (A DIVISION OF CARGILL, INCORPORATED)

                                BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                             January 31,         May 31,
                                               1994          1993       1992
                                             (Unaudited)

                    ASSETS

   Current assets:
    Cash                                      $      1    $     1    $     2
    Trade accounts receivable, net of
      allowance for doubtful accounts of
      $963 (unaudited), $986 and $894           23,184     31,436     31,179
    Due from Cargill, Incorporated (Note 5)      5,143         -          -
    Inventories (Note 3)                        14,400     16,689     18,598
    Prepaid expenses                                -           7          5

         Total current assets                   42,728     48,133     49,784
   Other assets:
    Deferred charges                               106        153        231
    Deferred taxes                               1,768      1,768        763

         Total other assets                      1,874      1,921        994
   Property and equipment, net
    (Notes 2, 4 and 5)                          25,745     29,476     28,028

         Total assets                          $70,347    $79,530    $78,806


                 LIABILITIES AND EQUITY

   Current liabilities:
    Current portion of long-term debt (Note 5) $ 5,950    $ 9,200    $   100
    Due to Cargill, Incorporated (Note 5)           -       4,822      4,105
    Accounts payable                            12,913     18,348     17,304
    Accrued insurance expense                    4,600      4,076      3,621
    Accrued payroll expense                      2,254      1,996      1,920
    Accrued environmental liabilities            4,253      4,463      1,571
    Other accrued expense                        1,577      2,865      2,775

         Total current liabilities              31,547     45,770     31,396
    Long-term debt, excluding current
     portion (Note 5)                               -          -       9,200

         Total liabilities                      31,547     45,770     40,596
   Equity:
    Advances from Cargill, Incorporated          2,200      2,200      2,200
    Investment by Cargill, Incorporated         36,600     31,560     36,010
   Commitments and contingencies (Notes 8 and 9)

         Total liabilities and equity          $70,347    $79,530    $78,806


   The accompanying notes are an integral part of the financial statements.


                            RESIN PRODUCTS DIVISION
                    (A Division of Cargill, Incorporated)

                             STATEMENTS OF INCOME
                            (Dollars in thousands)


                        Eight months ended         Year ended May 31,
                            January 31,
                          1994      1993        1993     1992     1991
                           (Unaudited)

Net sales               $139,028 $135,517      $208,621 $198,245 $185,295
Cost of sales            118,891  119,867       183,424  173,991  165,593

Gross profit              20,137   15,650        25,197   24,254   19,702
Research and
 development expenses      1,664    1,959         2,973    2,743    2,604
Selling, general and
 administrative expenses   9,205    9,110        16,802   13,894   12,835

Operating income           9,268    4,581         5,422    7,617    4,263
Interest expense             579      782         1,131    1,404    2,014

Income before income taxes 8,689    3,799         4,291    6,213    2,249
Income taxes               3,649    1,520         1,741    2,448      910

Net income              $  5,040 $  2,279      $  2,550 $  3,765 $  1,339


    The accompanying notes are an integral part of the financial statements.


                               RESIN PRODUCTS DIVISION
                        (A DIVISION OF CARGILL, INCORPORATED)

                              STATEMENTS OF CASH FLOWS
                               (DOLLARS IN THOUSANDS)

                                      Eight months ended       Year ended May 31,
                                         January 31,
                                       1994     1993          1993    1992    1991
                                         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                             $5,040   $2,279       $2,550  $3,765  $1,339
Noncash items included in net income:
 Depreciation and amortization          4,061    4,247        6,268   6,172   5,523
 Deferred income taxes                     -        -        (1,005)   (108)   (768)
 (Decrease) increase in cash due
  to changes in net operating assets:
   Trade accounts receivable            8,252    6,804         (257)    943   1,037
   Inventories                          2,289   (1,353)       1,909   1,056    (863)
   Prepaid expenses                         7        5           (2)      -      (5)
   Accounts payable                    (5,435)  (5,178)       1,044   7,320  (2,283)
   Accrued insurance expense              524      521          455     927     580
   Accrued payroll expense                258     (262)          76     376      78
   Accrued environmental liabilities     (210)     337        2,892    (123)    737
   Other accrued expenses              (1,288)  (1,821)          90    (444)   (861)

Net cash provided by operating
 activities                            13,498    5,579       14,020  19,884   4,514
CASH FLOWS FROM INVESTING ACTIVITIES
 Additions to property and equipment     (287)  (4,313)      (7,698) (6,189) (7,434)
 Net proceeds from property and
  equipment disposals                       4        -           60      99       -

 Net cash used in investing activities   (283)  (4,313)      (7,638) (6,090) (7,434)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt                      (3,250)      -          (100)   (100)      -
Repayment of advances from Cargill,
 Incorporated                          (9,965)  (1,267)         717 (13,694)   (386)
Return of investment to Cargill,
 Incorporated                               -        -       (7,000)      -       -
Capital infusion from Cargill,
 Incorporated                               -        -            -       -   3,306

Net cash (used in) provided by
 financing activities                 (13,215)  (1,267)      (6,383)(13,794)  2,920

Decrease in cash and cash equivalents       -       (1)          (1)      -       -
Cash at beginning of period                 1        2            2       2       2

Cash at end of period                  $    1   $    1       $    1  $    2 $     2

SUPPLEMENTAL INFORMATION:
 Cash paid during the period for
  interest                             $  579   $  782       $1,131  $1,404  $2,014
 Cash paid during the period for
  income taxes (to Cargill,Incorporated)    -        -        2,746   2,556   1,678


   The accompanying notes are an integral part of the financial statements.


                            RESIN PRODUCTS DIVISION
                     (A DIVISION OF CARGILL, INCORPORATED)

                        NOTES TO FINANCIAL STATEMENTS

                               October 31, 1993
                            (DOLLARS IN THOUSANDS)

1.  GENERAL INFORMATION AND BASIS OF PRESENTATION
     Resin  Products  Division  is  a  division  of  Cargill,   Incorporated
   (Cargill) that produces surface coating resins for architectural, special purpose coatings and original equipment manufacturing, as well as polyesters for reinforced fiberglass and other specialty applications. Divisional plants are located in Lynwood, California; Forest Park, Georgia; Ennis, Texas; and Carpentersville and Chicago Heights, Illinois. Administrative and research and development activities are located in Minneapolis, Minnesota.

     On May 19, 1993, Cargill entered into a purchase agreement (the Agreement) with McWhorter, Inc. (McWhorter), a wholly owned subsidiary of The Valspar Corporation, whereby McWhorter agreed to purchase substantially all of the assets of Resin Products Division. Trade accounts receivable and certain property and equipment are excluded from the Agreement and certain liabilities will be assumed by McWhorter. Regarding environmental costs, Cargill has agreed to reimburse McWhorter for the first $5 million of obligations related to on-site environmental matters that are (1) disclosed by Cargill, or (2) undisclosed, unknown to Cargill, arise from Cargill's ownership or operation of the facilities, and arise within one year of closing. Expenditures for such environmental costs by Cargill before the closing of the acquisition which are agreed upon by Cargill and McWhorter reduce the $5 million reimbursement obligation proportionately. McWhorter is responsible for all obligations related to such on-site environmental matters that are in excess of Cargill's $5 million commitment, and cannot make claims for breaches of representations and warranties that arise more than one year after closing. All obligations related to on-site environmental matters known to but undisclosed by Cargill that are discovered within one year of closing are retained by Cargill provided, however, that McWhorter must pay the first $10 thousand of response costs relating to each of these matters. The Agreement does not affect the obligations, if any, of either party with respect to any superfund site, including that site designated by the Illinois EPA as the Carpentersville, Illinois site.

     The financial statements are presented as if Resin Products Division had existed as a corporation separate from Cargill for the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the business that comprises Resin Products Division's operations which McWhorter intends to acquire. The trade accounts receivable and liabilities which relate to Resin Products Division, while excluded from the Agreement, are included in the accompanying financial statements as they are indicative of such amounts that may result from the Resin Products Division operations.

     For  the  periods  presented,  expenses  reflected  in  the   financial
   statements  include  an  allocation  of  certain  corporate expenses  from
   Cargill,  which  allocations  took  into consideration  personnel,  space, estimates of time spent to provide  services, or other appropriate costing measures.  These  allocations are  for general management, treasury,  tax,
   payroll,   financial   reporting,  benefits   administration,   insurance,
   communication,  public   affairs   and   other   miscellaneous   services.
   Management  believes  that  the  foregoing  allocations  were  made  on  a reasonable basis and that they are indicative of what such expenses  would
   have been had Resin Products Division operated as a stand-alone entity.

     The accompanying financial statements may not necessarily reflect the financial position and results of operations of Resin Products Division in the future.

     The financial  information as  of January  31, 1994 and  for the  eight
   months ended  January 31, 1994  and 1993 is unaudited.   In the opinion of
   management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in preparing the accompanying financial statements are summarized below:

     Property and Equipment

     Property  and equipment are stated  at cost.   Depreciation on property
   and equipment is calculated using a combination of straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:

       Buildings............. 10-40 years
       Machinery.............. 2-12 years

     The Company adopted a new method of depreciating certain assets from accelerated to straight-line for assets acquired after June 1, 1992. This change increased fiscal 1993 net income by $99.

     Retirement Benefits

     Cargill has pension plans covering most employees of Resin Products Division. Benefits are based on years of service and compensation.
   Unrecognized net gains or losses are amortized over the expected remaining service lives of employees. Pensions are funded in compliance with requirements prescribed by ERISA.

     Income Taxes

     Cargill files a consolidated federal income tax return.  Resin Products
   Division  accounts for  U.S.   income  taxes as  if  it filed  a  separate
   federal income tax return.

     Deferred income taxes are recognized for timing differences between income for financial reporting purposes and income for tax purposes. Income taxes payable have been reflected in amounts recorded as "Advances from Cargill, Incorporated."

     The accompanying financial statements for the three years ended May 31, 1993 have been prepared in accordance with the deferred method of accounting for income taxes required by APB Opinion No. 11. FAS No. 109 was adopted as of June 1, 1993. Adoption of FAS No. 109 did not have a material impact on the financial position or results of operations as of and for the eight months ended January 31, 1994.


3.  INVENTORIES

     Inventories  are stated  at  the lower  of  cost or  market.   Cost  is
   determined by the last in, first out (LIFO) method.

     In fiscal 1993, 1992 and 1991 certain inventory quantities were reduced, resulting in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect was to increase net earnings by $1,154, $1,404 and $337 in fiscal 1993, 1992 and 1991, respectively.

     Inventories are summarized as follows:
                                              January 31,    Year ended May 31,
                                                1994          1993       1992
                                              (Unaudited)

   Raw materials                              $ 6,016      $ 6,955     $ 8,203
   Finished goods                              11,988       13,338      12,988
   Less reduction to LIFO costs                (3,604)      (3,604)     (2,593)

                                              $14,400      $16,689     $18,598


4.  PROPERTY AND EQUIPMENT

    The components of property and equipment are summarized below:

                                              January 31,    Year ended May 31,
                                                1994          1993       1992
                                              (Unaudited)

         Land and land improvements           $ 5,412      $ 5,395     $ 5,124
         Buildings                             11,403       11,252      10,640
         Machinery and equipment               70,330       69,416      63,288
         Construction in progress                 336        1,189       1,599

                                               87,481       87,252      80,651
         Less accumulated depreciation         61,736       57,776      52,623

         Net property and equipment           $25,745      $29,476     $28,028


5.  INDEBTEDNESS

     Financing Arrangements

     Resin Products Division has Industrial Revenue Bonds (IRBs) which specifically relate to facilities in Chicago Heights, Illinois; Forest Park, Georgia; and Ennis, Texas. The total IRB balances as of May 31, 1993 and 1992 are $9,200 and $9,300, respectively. The interest rates on the IRBs range from 6.5% to 9.5%. The IRBs are due in various installments through 2003, however, are reflected as a current liability in the accompanying balance sheets as Cargill intends to pay off the majority of the outstanding balance in conjunction with the sale of Resin Products Division to McWhorter.

     Cargill uses a centralized cash management system to finance its operations, including that of Resin Products Division. Resin Products Division's financing requirements are satisfied by cash transactions with Cargill. These transactions are included in "Due to Cargill, Incorporated" for short-term advances an "Advances from Cargill, Incorporated" for long-term advances The long-term advances were charged an average interest rate of 9.0%, 9.4% and 9.6% for the fiscal years ended May 31, 1993, 1992 and 1991, respectively. The short-term amounts were charged an average interest rate of 3.6%, 5.5% and 7.6%, respectively.

6.  INCOME TAXES

     Income tax expense is made up of the following components:

                         Eight months         Year ended May 31,
                       ended January 31,
                        1994      1993       1993    1992    1991
                          (Unaudited)

United States,
  primarily federal:

 Current                $3,649   $1,520    $2,746   $2,556   $1,678
 Deferred                    -        -    (1,005)    (108)    (768)

                        $3,649   $1,520    $1,741   $2,448   $  910


The effective tax rate is different from the statutory U.S. federal income tax rate for the following reasons:
                                     Eight months       Year ended May 31,
                                   ended January 31,
                                    1994     1993      1993    1992    1991
                                     (Unaudited)
U.S. statutory rate                34.0%     34.0%     34.0%   34.0%   34.0%
State and local income taxes        4.0       4.0       4.0     4.0     4.0
Other                               4.0       2.0       2.6     1.4     2.5

                                   42.0%     40.0%     40.6%   39.4%   40.5%

Deferred taxes are comprised of the following:

                                    January 31,       Year ended May 31,
                                       1994         1993      1992    1991
                                   (Unaudited)

Depreciation                       $   201        $   376     $ 340   $  212
Accrued expense                       (232)        (1,414)     (434)    (545)
Allowance for bad debts                 10            (36)      (98)    (214)
Inventory basis adjustment              40             77        88     (217)
Other                                  (19)            (8)       (4)      (4)

                                   $     -        $(1,005)    $(108)   $(768)

7.  RELATED PARTY TRANSACTIONS

Charges allocated from Cargill for certain corporate expenses (see note
1) were $2,151, $2,144 and $2,012 for 1993,  1992 and 1991, respectively.

Resin Products Division purchased raw materials from other Cargill business units amounting to $13,478, $12,853 and $12,911 for 1993, 1992 and 1991, respectively.

8.  LEASE COMMITMENTS

The Company leases certain machinery and equipment under operating lease agreements. Future minimum lease payments are $116, and $38 in 1994 and 1995, respectively. Rental expense for all operating leases was $256 in 1993, $209 in 1992 and $242 in 1991.

9.  EMPLOYEE BENEFIT PLANS

Cargill has three defined benefit pension plans covering substantially all employees of Resin Products Division. A pension credit has been allocated to Resin Products Division based on the percentage of Resin Products Division employees in each plan and aggregated $91, $6 and $66, respectively, for the fiscal years ended May 31, 1993, 1992 and 1991. The information required to determine the total amount of accumulated benefits and net assets for Resin Products Division is not readily available. Cargill will retain all assets and liabilities under its defined benefit pension plans. McWhorter will make available to Resin Products Division employees who become McWhorter employees a defined benefit pension plan similar to the Cargill plans.

In February 1992, Cargill established an Employee  Stock Ownership Plan
(ESOP). The ESOP, which covers all Cargill U.S. nonunion employees, began allocating shares to employees on July 1, 1992 as a substitute for certain pension and retiree health insurance benefits and as a 50% match on 401(k) contributions up to 6%.

In addition to providing pension benefits, Cargill provides health care and some life insurance benefits for certain retired employees. Prior to June 1, 1993, the cost of the benefits was charged to earnings as premiums were paid. Resin Products Division adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, (FAS No. 106) on June 1, 1993. FAS No. 106 requires accrual of the estimated cost of retiree benefit payments, other than pensions, during the employee's active service period. Adoption of FAS No. 106 was done on a prospective basis and did not have a material impact on the Resin Products Division's financial position or results of operations as of January 31, 1994.

10.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


The following is a tabulation of the unaudited quarterly results for the years ended May 31, 1993 and 1992 and the quarters ended August 31, 1993 and November 30, 1993:

                               Net Sales     Gross Profit    Net Income

                                        (Dollars in thousands)

1994 quarter ended:
 August 31, 1993               $ 57,620       $  7,938       $  2,203
 November 30, 1993               51,227          8,009          1,977

                               $108,847       $ 15,947       $  4,180

1993 quarter ended:
 August 31, 1992               $ 56,793       $  7,562       $  1,896
 November 30, 1992               49,492          5,021            200
 February 28, 1993               44,178          4,815            332
 May 31, 1993                    58,158          7,799          1,502

                               $208,621       $ 25,197       $  3,930

1992 quarter ended:
 August 31, 1991               $ 54,181       $  7,642       $  1,783
 November 30, 1991               46,611          5,990            724
 February 29, 1992               43,679          4,693            229
 May 31, 1992                    53,774          5,929          1,029

                               $198,245       $ 24,254       $  3,765

             UNAUDITED PRO FORMA FINANCIAL INFORMATION


        On February 18, 1994, Valspar purchased from
Cargill, Incorporated for approximately $76 million in cash, substantially all of the assets, consisting primarily of inventory and fixed assets but excluding accounts receivable, of Cargill's Resin Products Division (the "Acquisition"). The allocation of the $76 million purchase price, as reflected in the Unaudited Pro Forma Balance Sheet, was based on an independent appraisal report for assets other than inventories, which were valued according to the provisions of the purchase agreement at amounts approximating fair values. Following the Distribution, the Unaudited Pro Forma Financial Information excludes the business and assets of the Resin Products Division and includes all assets related to McWhorter's operations in Los Angeles, California; Rockford, Illinois; Kankakee, Illinois; and Garland, Texas which were transferred to Valspar prior to the Distribution.

        The unaudited pro forma balance sheet at January 28, 1994 presents the combined financial position of Valspar assuming that the Acquisition and the Distribution had occurred at that date. The unaudited pro forma statements of income for the three months ended January 28, 1994 and for the year ended October 29, 1993 present the results of Valspar's operations for such periods assuming that the Acquisition and the Distribution had occurred at October 30, 1993 and October 31, 1992, respectively. The unaudited pro forma financial information has been prepared by adjusting the historical statements of income and balance sheets for the effect of costs, expenses, assets and liabilities which might have been incurred or assumed had the Acquisition and the Distribution been effected on the dates indicated.

        The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the future results or financial position of Valspar. This information should be read in conjunction with the consolidated financial statements and notes thereto included in Valspar's Form 10-K for the year ended October 29, 1993 and Form 10-Q for the three months ended January 28, 1994.


                                   THE VALSPAR CORPORATION
                              UNAUDITED PRO FORMA BALANCE SHEET
                                       JANUARY 28, 1994

(Dollars in thousands)

                                                        Acquisition
                                                         of Resin      Spin-Off of
                                                         Products       McWhorter
                                        The Valspar      Division      Technologies,   Pro Forma
                                        Corporation       Assets           Inc.      Adjustments (1)        Pro Forma
ASSETS:
 Current assets:
   Cash and short-term securities        $   1,499        $ 2,000      $(  1,581)                        $   1,918
   Accounts receivable - net . . .          93,681                        (5,472)                           88,209
   Inventories . . . . . . . . . .          78,155         17,000        (19,999)                           75,156
   Prepaid expenses  . . . . . . .          21,831          2,300         (3,623)      $(1,070)             19,438

         Total current assets              195,166        $21,300        (30,675)       (1,070)            184,721

 Property, plant, and equipment - net      104,213         59,000        (70,502)                           92,711
 Other assets                               34,607                        (1,417)                           33,190

         TOTAL ASSETS                     $333,986        $80,300      $(102,594)      $(1,070)           $310,622



LIABILITIES & STOCKHOLDERS' EQUITY:

 Current liabilities:
 Notes payable to banks  . . . . .       $  13,889                                                         $13,889
 Trade accounts payable  . . . . .          43,093                        (5,667)                           37,426
 Income taxes  . . . . . . . . . .           7,093                        (1,087)        $(433)              5,573
 Accrued liabilities . . . . . . .          43,280       $  2,300         (6,456)                           39,124
 Current portion of long-term debt             236                           (31)                              205

     Total current liabilities . .         107,591          2,300        (13,241)         (433)             96,217

 Senior long-term debt . . . . . .           7,608         78,000        (34,111)                           51,497
 Deferred and other liabilities  .          18,196                        (1,616)                           16,580
 Stockholders' equity  . . . . . .         200,591                       (53,626)         (637)            146,328

       TOTAL LIABILITIES &
         STOCKHOLDERS' EQUITY  . .        $333,986        $80,300      $(102,594)      $(1,070)           $310,622

- -------------------------------------

(1) Adjustments reflect a charge to retained earnings, net of taxes, for transaction expenses relating to the spin-off.





                                                 THE VALSPAR CORPORATION
                                         UNAUDITED PRO FORMA STATEMENT OF INCOME
                                              YEAR ENDED OCTOBER 29, 1993

(Dollars in thousands, except per share amounts)

<caption
                                                                                Spin-off of
                                                                                 McWhorter
                                       The Valspar        Resin Products       Technologies,
                                       Corporation           Division               Inc.             Pro Forma

 Net sales . . . . . . . . . . .         $693,678              $211,041          $(254,254)          $650,465
 Cost of sales . . . . . . . . .          497,034               183,391           (214,989)           465,436

 Gross profit  . . . . . . . . .          196,644                27,650           $(39,265)           185,029
 Research  . . . . . . . . . . .           24,579                 2,878             (3,736)            23,721
 Selling and administrative  . .          102,750                16,912            (21,118)            98,544

 Income from operations  . . . .           69,315                 7,860            (14,411)            62,764
 Other expense - net . . . . . .            2,038                                      (72)             1,966
 Interest expense (income) . . .            1,645                 1,026                (16)             2,655

 Income before income taxes  . .           65,632                 6,834            (14,323)            58,143
 Income taxes  . . . . . . . . .           25,450                 2,890             (5,515)            22,825

 Net income  . . . . . . . . . .         $ 40,182             $   3,944            $(8,840)          $ 35,318

 Earnings per share  . . . . . .            $1.85                                                       $1.63

 Average shares outstanding  . .           21,691                                                      21,691




                                               THE VALSPAR CORPORATION
                                       UNAUDITED PRO FORMA STATEMENT OF INCOME
                                         THREE MONTHS ENDED JANUARY 28, 1994

(Dollars in thousands, except per share amounts)

                                                                      Spin-off of
                                                      Resin            McWhorter
                                 The Valspar         Products        Technologies,      Pro Forma
                                 Corporation         Division             Inc.         Adjustments         Pro Forma

 Net sales . . . . . . . .        $147,972          $45,248          $(55,653)                             $137,567
 Cost of sales . . . . . .         108,664           38,943           (47,149)                              100,458

 Gross profit  . . . . . .          39,308            6,305            (8,504)                               37,109
 Research  . . . . . . . .           5,867              577              (795)                                5,649
 Selling and administrative         24,219            3,383            (4,413)                               23,189
 Other expense . . . . . .           1,830                0            (2,474)                                 (644)

 Operating income  . . . .           7,392            2,345              (822)                                8,915
 Interest expense (income)             225              186                (2)             $255(1)              664

 Income before taxes . . .           7,167            2,159              (820)             (255)              8,251
 Income taxes  . . . . . .           2,903              906              (332)             (103)(2)           3,374

 Net income  . . . . . . .       $   4,264          $ 1,253             $(488)            $(152)          $   4,877

 Earnings per share  . . .           $0.20                                                                    $0.22

 Average shares outstanding         21,722                                                                   21,722

______________________________

(1) Reflects the interest cost on the additional borrowing required to pay off a receivable due to McWhorter from Valspar.
(2) Reflects the tax effect of the interest expense at an assumed rate of 40.5%.


                                                                  Exhibit 23.1



                    CONSENT OF KPMG PEAT MARWICK

                    INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Valspar Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 2-79961, No. 2-79962, No. 33-51224, No. 33-51226, No. 33-39258,
No. 33-51222, No. 33-53824, No. 33-56062 and No. 33-72238) on Form S-8
of the Valspar Corporation of our report dated November 12, 1993, with respect to the balance sheets of Resin Products Division (a division of Cargill, Incorporated) as of May 31, 1993 and 1992, and the related statements of income and cash flows for each of the years in the three-year period ended
May 31, 1993, which report appears in the Form 8-K of The Valspar Corporation.

                                                         KPMG PEAT MARWICK
Minneapolis, Minnesota
May 4, 1994


                                                                  Exhibit 99.1



          PORTIONS OF THE FORM S-1 REGISTRATION STATEMENT
        OF MCWHORTER TECHNOLOGIES, INC. (FILE NO. 33-75726),
               AS DECLARED EFFECTIVE ON APRIL 4, 1994.



                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

   The Valspar Board of Directors has determined, for the reasons set forth below, that it is in the best interests of Valspar and its stockholders to undertake the Distribution.

   As indicated above, in May 1993, McWhorter entered into an agreement with Cargill whereby McWhorter agreed to purchase substantially all the assets of the Resin Products Division of Cargill (the "Acquisition"), subject to a number of conditions including approval of the transaction by the FTC. McWhorter believes the Acquisition represents an extraordinary opportunity for McWhorter. While McWhorter was considered to be the third largest producer of solvent-based surface coating resins in the United States prior to the Acquisition, its annual sales volume represented less than 10% of the estimated industry volume. The Acquisition increases significantly McWhorter's sales volume and results in several strategic advantages.

   First, the Resin Products Division has five resin plants, each of which is more technologically advanced than McWhorter's plants. Accordingly, the Acquisition provides to McWhorter more advanced production facilities. Second, the introduction of five additional plants and substantially more sales volume allows McWhorter to realize efficient, low cost production, broaden its geographic distribution of various products and reduce administrative overhead. Third, it is expected that combining the technology of McWhorter and the Resin Products Division, considered two industry leaders in product formulas and production processes, enhances future technological advancement. For example, due to environmental concerns, production of conventional solvent-based resins is declining, while demand for waterborne and higher-solids resins is increasing. As a result of the Acquisition, as the largest company in the solvent-based surface coatings resin business in the United States, McWhorter has additional resources to develop water-based, high solids and other compliant technologies that it would not otherwise have without the Acquisition.

   After extensive review of and initial objection by the FTC to the then proposed Acquisition, Valspar, McWhorter and the FTC staff agreed to the Acquisition in connection with the Distribution. See "The Consent Order" for a full description of the FTC proceedings. The Distribution permits Valspar to consummate the Acquisition while satisfying FTC requirements and complying with the Consent Order. In addition, the Distribution allows McWhorter to more effectively respond to the concerns of its customers regarding enhancement of the financial strength of Valspar, which in many cases competes with them.

   The Valspar Board of Directors met on September 29, 1993 and determined to proceed with the Distribution. The material factors considered by the Valspar Board in determining that the Distribution is in the best interests of Valspar and its stockholders were, in addition to the reasons respecting the strategic advantages of the Acquisition set forth above: (i) the ability of Valspar to retain within Valspar and McWhorter (collectively) all technology of Valspar, McWhorter and the Resin Products Division; (ii) Valspar stockholders will receive the full value of the Acquisition; (iii) the Distribution addresses the complaints of resin customers who are also competitors of Valspar; (iv) new opportunities will be provided for Valspar and McWhorter employees; (v) the Acquisition and the Distribution will create a leading coatings resin company with significant growth opportunities; and
(vi) Valspar will be able to retain a profitable coatings resin business that will continue to supply most of Valspar's internal needs. In reaching its conclusions, the Valspar Board also considered the views of Valspar's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ advised the Board with respect to the likely effect of the Distribution on the prospective market value of Valspar Common Stock, the likely trading range and market value of McWhorter Common Stock following the Distribution and various issues relating to McWhorter's capital structure, dividend policy, McWhorter Common Stock trading market, composition of the Board of Directors and executive compensation. DLJ also assisted McWhorter in preparing this Information Statement and will assist McWhorter following the Distribution by advising them on investor relations and general financial matters. Valspar will pay DLJ a fee for their services regarding the Distribution and will reimburse DLJ for its reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred in connection with the Distribution. Valspar has agreed to indemnify DLJ against certain liabilities and expenses in connection with their services regarding the Distribution.

MANNER OF EFFECTING THE DISTRIBUTION

   The general terms and conditions of the Distribution are set forth in a Distribution Agreement dated as of February 18, 1994 (the "Distribution Agreement") and related agreements entered into between Valspar and McWhorter. See "Relationship Between Valspar and McWhorter After the Distribution."

   Valspar will effect the Distribution on the Distribution Date by delivering 100% of the outstanding shares of McWhorter Common Stock, together with associated preferred stock purchase rights, to Chemical Bank, N.A. (the "Distribution Agent"), for distribution to the holders of record of outstanding shares of Valspar Common Stock on the Record Date. The Distribution will be made on the basis of one (1) share of McWhorter Common Stock for every two (2) shares of Valspar Common Stock outstanding on the Record Date. The actual number of shares of McWhorter Common Stock to be distributed will depend on the number of shares of Valspar Common Stock outstanding on the Record Date. Based upon the 21,636,121 shares of Valspar Common Stock outstanding on March 15, 1994, approximately 10,818,060 shares of McWhorter Common Stock, together with associated preferred stock purchase rights, will be distributed to Valspar stockholders. All such shares of McWhorter Common Stock will be fully paid, nonassessable and free of preemptive rights. See "Description of McWhorter Capital Stock." Certificates representing shares of McWhorter Common Stock will be mailed to Valspar stockholders on or about April 29, 1994.

   No certificates or scrip representing fractional shares of McWhorter
Common Stock will be issued as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares (currently expected to be less than 10,000 whole shares) and sell them in the open market shortly after the Distribution Date at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests. Such persons will receive instead a cash payment in the amount of their pro rata share of the total sales proceeds from the sale of the fractional share interests. See "Federal Income Tax Consequences" below. Such sales are expected to be made prior to the mailing of shares of McWhorter Common Stock to Valspar stockholders.

  No holder of Valspar Common Stock will be required to pay any cash or other consideration for the shares of McWhorter Common Stock received in the Distribution or to surrender or exchange shares of Valspar Common Stock in order to receive McWhorter Common Stock. The Distribution does not affect the number of, or the rights attached to, outstanding shares of Valspar Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

   Valspar received a ruling from the Internal Revenue Service to the effect that for Federal income tax purposes (a) Valspar, McWhorter and Valspar stockholders will not recognize any gain or loss by reason of the distribution of McWhorter Common Stock, (b) the basis of Valspar Common Stock and McWhorter Common Stock in the hands of the holders of Valspar Common Stock after the Distribution will be the same as the basis of Valspar Common Stock held by them immediately before the Distribution, allocated in proportion to the fair market value of each in accordance with Section 1.358-2(a) of the Income Tax Regulations, and (c) the holding period of the McWhorter Common Stock received by the holders of Valspar Common Stock will include the holding period of the Valspar Common Stock with respect to which the Distribution is made, provided that such stock is held as a capital asset on the Distribution Date.

  Cash received in lieu of fractional share interests in McWhorter Common Stock will be treated as payment in exchange for stock redeemed. The difference between the amount of cash received and the basis allocable to such fractional share interests will be a capital gain or loss, as the case may be, provided that the Valspar Common Stock is held as a capital asset on the Distribution Date.

   The foregoing summary of the anticipated Federal income tax consequences of the Distribution is for general information only. Holders of Valspar Common Stock should consult their own advisors as to the specific tax consequences of the Distribution, including the application and effect of foreign, state and local tax laws.

TRADING OF MCWHORTER COMMON STOCK

   The McWhorter Common Stock has been approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance. Based on the number of holders of record of Valspar Common Stock as of March 15, 1994, McWhorter is expected to have approximately 1,895 stockholders of record (which does not reflect beneficial holders of shares held in "street name") at the Distribution Date.

   A "when-issued" trading market in the McWhorter Common Stock is expected to develop prior to the Record Date. The term "when-issued" means trading in shares prior to the time certificates are actually available or issued.

Shares of McWhorter Common Stock distributed to Valspar stockholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of McWhorter under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of McWhorter after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, McWhorter and may include certain officers and directors of McWhorter as well as principal stockholders of McWhorter. Persons who are affiliates of McWhorter will be permitted to sell their shares of McWhorter Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.


                              RELATIONSHIP BETWEEN VALSPAR AND McWHORTER
                                        AFTER THE DISTRIBUTION

   For purposes of governing certain of the ongoing relationships between Valspar and McWhorter after the Distribution, to fully comply with the Consent Order and to provide an orderly transition to the status of two separate independent companies, Valspar and McWhorter have entered or will enter into various agreements, including those described in this section. The forms of agreements summarized in this section are included as exhibits to the Registration Statement on Form S-1 of which this Information Statement/Prospectus forms a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT

   Valspar and McWhorter have entered into the Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the Distribution by transferring to Valspar all tangible and intangible assets of McWhorter located at facilities in Los Angeles, California; Rockford, Illinois; Kankakee, Illinois; and Garland, Texas (the "Conveyed Assets") and certain other assets, the segregation between Valspar and McWhorter of certain liabilities, and certain other agreements governing the relationship between Valspar and McWhorter following the Distribution. The Acquisition and the transfer by McWhorter of the Conveyed Assets occurred on February 18, 1994 (the "Conveyance Date").

   Subject to certain exceptions, the Distribution Agreement provides for assumptions and cross-indemnities designed to place, effective as of the Conveyance Date, financial responsibility for the liabilities of the properties retained by McWhorter with McWhorter and financial responsibility for the liabilities of the businesses transferred to or retained by Valspar with Valspar.

   The Distribution Agreement also contains certain provisions relating to employee compensation, benefits, labor matters and the treatment of stock options and restricted stock with respect to Valspar Common Stock held by Valspar employees who become employees of McWhorter. Among other things, these provisions apply to McWhorter's establishment of employee welfare and pension benefit plans, the assumption and discharge by McWhorter of all the liabilities and obligations relating to employees of the properties retained by McWhorter from and after the Conveyance Date under all applicable collective bargaining and labor agreements and the assumption and discharge by Valspar of similar liabilities and obligations relating to employees transferred to Valspar with the Conveyed Assets.

   The Distribution Agreement provides for cooperation between Valspar and McWhorter in obtaining initial insurance coverage for McWhorter after the Conveyance Date and also provides for the allocation of benefits under existing insurance policies between Valspar and McWhorter after such date and sets forth procedures for the administration of insured claims.

   The Distribution Agreement further provides that Valspar and McWhorter will be granted access to certain records and information in the possession of the other for audit, accounting, claims, litigation, tax purposes and disclosure and reporting obligations, but not for competitive purposes, and requires the retention by each party for a period of eight years following the Distribution Date of all such information in its possession.

   The Distribution Agreement specifies that Valspar and McWhorter will enter into a lease agreement for space to be provided by Valspar to McWhorter in Minneapolis, Minnesota and Valspar will enter into a lease agreement for space to be provided by McWhorter to Valspar at McWhorter's facilities in Philadelphia, Pennsylvania and Carpentersville, Illinois. McWhorter will have access to Valspar's test fence facilities in Marengo, Illinois and Fort Myers, Florida. Valspar will be provided reasonable access to McWhorter's pilot plant in Carpentersville, Illinois at such rates as agreed upon.

   The Distribution Agreement provides that Valspar and McWhorter will pay their own costs and expenses in connection with the Distribution.

ENVIRONMENTAL MATTERS AGREEMENT

   Valspar and McWhorter have entered into an Environmental Matters
Agreement (the "Environmental Matters Agreement") providing for their respective obligations concerning environmental liabilities arising out of the operation of the properties retained by McWhorter and the Conveyed Assets and other environmental matters.

   Pursuant to the Environmental Matters Agreement, McWhorter has agreed to assume and to indemnify Valspar with regard to all environmental liabilities relating to the operation of the properties retained by McWhorter, the actions of employees and agents of the properties retained by McWhorter and the contamination of the premises of the properties retained by McWhorter or arising from (i) McWhorter's unreasonable refusal to approve a settlement in a joint Superfund matter (as defined in the Environmental Matters Agreement) managed by Valspar or (ii) Valspar's management of a joint Superfund matter or other matter on behalf of McWhorter.

   The Environmental Matters Agreement provides for the management of the defense of certain environmental liabilities relating to joint Superfund matters, for cooperation between McWhorter and Valspar and for the sharing of services and information relating to such environmental liabilities. See "Business and Properties of McWhorter-Legal Proceedings; Environmental Matters."

TECHNOLOGY LICENSE AGREEMENT

  Valspar and McWhorter have entered into a Technology License Agreement
(the "Technology Agreement") which provides, among other things, for the grant by Valspar to McWhorter of a license to certain patent rights, copyrights, trade secrets and know-how ("Technology") used by McWhorter in its coating resins business and the grant by McWhorter to Valspar of a license to (i) technology acquired from Cargill in connection with McWhorter's acquisition of the Resin Products Division and (ii) certain technology of McWhorter used in its coating resins business. Technology which is proprietary with respect to customers or products of Valspar or customers of McWhorter or the Resin Products Division is excluded from the licenses. Each license will be granted on a world-wide, paid-up, non-royalty bearing, perpetual and non-exclusive basis without the right to sublicense to third parties.

TAX SHARING AGREEMENT

   Valspar and McWhorter have entered into a Tax Sharing Agreement (the
"Tax Sharing Agreement"), to become effective on the Distribution Date. In general, under the Tax Sharing Agreement, Valspar is responsible for filing all tax returns and paying all taxes relating to the properties retained by McWhorter for periods up to the Distribution Date and McWhorter is responsible for filing all such tax returns and paying all such taxes for periods beginning on and after the Distribution Date. Valspar and McWhorter have agreed to cooperate with one another and to share information in preparing such tax returns and in dealing with other tax matters. In addition, Valspar and McWhorter have agreed that if, as a result of a tax audit or other specified event relating to periods prior to the Distribution Date, there is a future tax detriment or tax benefit to McWhorter after the Distribution Date, then McWhorter shall reimburse Valspar or receive a cash payment from Valspar, whichever is applicable.

   Under the Tax Sharing Agreement, McWhorter has agreed that it will refrain from engaging in certain transactions during the two year period following the Distribution unless it shall first provide Valspar with an Internal Revenue Service ruling that the transaction will not adversely affect the tax-free nature of the Distribution or Valspar consents to such action.
In addition, McWhorter has agreed to indemnify Valspar against any tax liability or other expense Valspar may incur if, notwithstanding the restriction on certain transactions involving McWhorter, the Distribution is determined not to have qualified for tax-free treatment as a result of certain transactions undertaken by or affecting McWhorter subsequent to the Distribution. The transactions subject to these provisions include liquidation of McWhorter, mergers with other corporations, certain repurchases by McWhorter of its stock and purchases of McWhorter's stock by third parties and divestitures of businesses.

MASTER TOLLING AGREEMENT

   Valspar and McWhorter have entered into a Master Tolling Agreement pursuant to which McWhorter will produce certain products for Valspar under tolling arrangements containing terms customary in the industry.

BUYING COOPERATIVE

   Valspar and McWhorter intend to enter into a buying cooperative to purchase certain raw materials. The cooperative is permitted under the terms of the Consent Order.